                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               BB&T CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                               BB&T CORPORATION

                                                                 March 19, 1999

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. on Tuesday, April 27, 1999 at the Mayflower Hotel at 1127 Connecticut Avenue, N.W., Washington, D.C. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card as soon as possible.

  In compliance with applicable regulations, the Corporation's financial statements and other required disclosures are presented in its 1998 Annual Report on Form 10-K, a copy of which follows the Proxy Statement, and which reflects the Corporation's financial condition on December 31, 1998.

  Also included in the package is a Summary 1998 Annual Report to Shareholders which contains additional information about the Corporation, including a financial summary, our letter to shareholders and selected financial data. We believe that this Summary 1998 Annual Report provides our shareholders, the investment community, and the public with financial and other corporate information in an understandable and useful manner.

  We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

                                          Sincerely,

                                          /s/ John A. Allison IV

                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

                               BB&T CORPORATION
                            200 West Second Street
                      Winston-Salem, North Carolina 27101

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 1999

TO THE SHAREHOLDERS OF
BB&T CORPORATION:

  Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (the "Corporation" or "BB&T") will be held on Tuesday, April 27, 1999 at 11:00 A.M. local time, at the Mayflower Hotel located at 1127 Connecticut Avenue, N.W., Washington, D.C., for the following purposes:

  (1) To elect seven Directors for three-year terms expiring in 2002.

  (2) To ratify the reappointment of Arthur Andersen LLP as the Corporation's independent auditors for 1999.

  (3) To transact such other business as may properly come before the meeting.

  Pursuant to the provisions of the North Carolina Business Corporation Act, March 2, 1999 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at said meeting or any adjournment thereof. It is important that your shares of the Corporation's Common Stock be represented at this meeting in order that the presence of a quorum may be assured.

  A copy of the Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 1998, is enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/Jerone C. Herring

                                          Jerone C. Herring
                                          Secretary

March 19, 1999

  Even if you plan to attend the meeting in person, please date and execute the enclosed proxy and mail it promptly. If you attend the meeting, you may revoke your proxy and vote your shares in person. A postage-paid, return-addressed envelope is enclosed.

                               BB&T CORPORATION
                            200 West Second Street
                      Winston-Salem, North Carolina 27101

                                PROXY STATEMENT

  The enclosed proxy, for use at the Annual Meeting of Shareholders to be held April 27, 1999, at 11:00 A.M. local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of BB&T Corporation ("Corporation" or "BB&T"). The approximate date this proxy material is first being sent to shareholders is March 19, 1999. Such solicitation is being made by mail and may be made in person or by fax or telephone by officers or employees of the Corporation. All expenses incurred in such solicitation will be paid by the Corporation or its subsidiaries. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

  The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person. All shares of the Corporation's Common Stock ("Common Stock" or "BB&T Common Stock") represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of: (1) electing seven Directors for three-year terms expiring in 2002 and (2) ratifying the reappointment of Arthur Andersen LLP as the Corporation's independent auditors for 1999. The Corporation has engaged Morrow & Co. to assist in proxy solicitation for an estimated fee of $7,500, plus out-of-pocket expenses.

Voting Securities Outstanding

  Pursuant to the provisions of the North Carolina Business Corporation Act, March 2, 1999 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each share of the Corporation's Common Stock issued and outstanding on March 2, 1999 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company ("BB&T-NC"), Branch Banking and Trust Company of South Carolina ("BB&T-SC") and Branch Banking and Trust Company of Virginia ("BB&T-VA") may only be voted in accordance with the instruments creating the fiduciary capacity. BB&T-NC, BB&T-SC and BB&T-VA are collectively referred to herein as the "BB&T Bank Subsidiaries". Holders of shares of Common Stock vote together as a voting group on all such proposals. As of the close of business on March 2, 1999, there were 290,293,261 shares of Common Stock of the Corporation outstanding and entitled to vote.

  The presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and shares which are withheld as to voting with respect to one or more of the nominees for Director will be counted in determining the existence of a quorum.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth the beneficial ownership of BB&T Common Stock by all directors and nominees, all named Executive Officers of BB&T (See "Summary Compensation Table") and all Directors and Executive Officers of BB&T as a group as of March 2, 1999. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. No shareholder is known to BB&T to be the beneficial owner of more than 5% of the outstanding BB&T Common Stock as of March 2, 1999.

                                            Amount and Nature of Beneficial
                                                       Ownership
                                          --------------------------------------
  Name of Beneficial                                     Common Stock
        Owner/                            Common Stock   Subject to a Percent of
 Number of Persons in                     Beneficially     Right to     Common
        Group                               Owned(1)      Acquire(2)    Stock
 --------------------                     ------------   ------------ ----------
 John A. Allison IV......................    194,675        451,437       *
 Paul B. Barringer.......................     91,068         29,100       *
 Alfred E. Cleveland.....................     56,834(3)       4,216       *
 W.R. Cuthbertson, Jr....................    155,000            -0-       *
 Ronald E. Deal..........................     43,606         46,402       *
 A.J. Dooley, Sr. .......................     98,000         12,456       *
 Tom D. Efird............................     70,647(4)      26,372       *
 Paul S. Goldsmith.......................    225,732         19,396       *
 L. Vincent Hackley......................      2,561         35,458       *
 Jane P. Helm............................        400          6,120       *
 Richard Janeway, M.D. ..................     38,827         46,910       *
 J. Ernest Lathem, M.D. .................    384,558         32,354       *
 James H. Maynard........................    360,179         29,382       *
 Joseph A. McAleer, Jr. .................      9,820         28,796       *
 Albert O. McCauley......................      4,551         30,124       *
 Richard L. Player, Jr...................     31,475         24,520       *
 C. Edward Pleasants, Jr ................     98,867            -0-       *
 Nido R. Qubein..........................    146,881         45,500       *
 E. Rhone Sasser.........................    314,153         10,228       *
 Jack E. Shaw............................    806,260          5,920       *
 Harold B. Wells.........................    230,925          5,920       *
 W. Kendall Chalk........................     86,793        148,172       *
 Robert E. Greene........................     31,767         65,704       *
 Kelly S. King...........................     88,337        165,148       *
 Henry G. Williamson, Jr.................    114,856        269,927       *
 Directors and Executive Officers as a
  group (28 persons).....................  3,826,525      1,820,829      2.00%

--------
*  Less than 1%.
(1) As reported to BB&T by the Directors and nominees and Executive Officers, including shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. Also includes shares allocated to individual accounts by the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan, voting of which is directed by those named persons and group members who participate in those plans.
(2) Includes options to acquire common shares which are or become exercisable within 60 days of March 2, 1999.
(3) Mr. Cleveland disclaims beneficial ownership of 3,414 shares owned by his wife.
(4) Mr. Efird disclaims beneficial ownership of 1,960 shares owned by United Oil Company of the Carolinas, Inc.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The BB&T Board of Directors consists of 21 persons. The Board is divided into three classes, each class to be as nearly equal in number as possible. There are seven nominees for election as Directors who will serve for three-year terms expiring in 2002. It is intended that the persons named in the accompanying form of proxy will vote to elect the seven nominees listed below as Directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of the Corporation's Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying form of proxy or to reduce the number of persons to be elected by the number of persons unable to serve (subject to the requirement that each class be as nearly equal in number as possible). The election of each nominee requires the affirmative vote of a plurality of the shares of BB&T Common Stock cast in the election of Directors. Votes that are withheld and shares held by a broker, as nominee, that are not voted in the election of Directors will not be included in determining the number of votes cast. Holders of BB&T's Common Stock do not have cumulative voting rights in the election of Directors.

  The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations and certain other information with respect to such persons are as follows.

   NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2002

                                                                                  Director of
                                               Principal Occupation                 BB&T or
                                                 During the Past                 BB&T Financial
             Name              Age            Five Years; Residence                 Since(1)
             ----              ---            ---------------------              --------------
 Paul B. Barringer(3)......... 68  Chairman and Chief Executive Officer of            1975
                                    Coastal Lumber Company (manufacturer of
                                    diverse wood products); Weldon, N.C.

 J. Ernest Lathem, M.D.(2).... 65  Personal Investments; prior to April 1994,         1987
                                    Medical Director of Prostate Diagnostic
                                    Center; Greenville, S.C.

 Richard L. Player, Jr.(2).... 64  President of Player, Inc. (commercial and          1990
                                    industrial general contractor);
                                    Fayetteville, N.C.

 C. Edward Pleasants, Jr.(4).. 58  Chairman Emeritus of Pleasants Hardware            1993
                                    Company; prior to January 1999, President
                                    and Chief Executive Officer of Pleasants
                                    Hardware Company (architectural door and
                                    hardware distributor); Winston-Salem, N.C.

 Nido R. Qubein(3)............ 50  Chief Executive Officer of Creative                1990
                                    Services, Inc. (international management
                                    consulting); High Point, N.C.

 Jack E. Shaw(4).............. 64  Chief Executive Officer of Shaw Resources,         1997
                                    Inc. (real estate investment and
                                    development); Greenville, S.C.

 Harold B. Wells(4)........... 67  President of Wells Chevrolet, Buick,               1997
                                    Pontiac, Oldsmobile, GMC, Inc. (automobile
                                    dealership); Whiteville, N.C.

                CONTINUING DIRECTORS FOR TERMS EXPIRING IN 2000

                                                                           Director of
                                         Principal Occupation                BB&T or
                                            During the Past               BB&T Financial
          Name            Age            Five Years; Residence               Since(1)
          ----            ---            ---------------------            --------------
Alfred E. Cleveland(3)..  63  Member/Manager of McCoy, Weaver, Wiggins,        1997
                               Cleveland & Raper, PLLC (attorneys); prior
                               to March 1996, Partner in the law firm of
                               McCoy, Weaver, Wiggins, Cleveland & Raper;
                               Fayetteville, N.C.

A.J. Dooley, Sr.(4).....  67  Retired; prior to July 1995, Partner of          1994
                               Dooley, Dooley, Spence, Parker and Hipp,
                               P.A. (attorneys); Lexington, S.C.

Paul S. Goldsmith(2)....  65  Chairman and President of William Goldsmith      1970
                               Company, Inc. (real estate); Greenville,
                               S.C.

L. Vincent Hackley(4)...  58  Chairman of Character Counts! Coalition          1992
                               (consultant for public service and ethics
                               development); prior to June 1997,
                               President of North Carolina System of
                               Community Colleges; prior to January 1,
                               1995, Chancellor and Professor of
                               Political Science, Fayetteville State
                               University, Fayetteville, N.C.

Jane P. Helm(3).........  56  Vice Chancellor of Business Affairs,             1997
                               Appalachian State University; prior to
                               August 1994, Associate Dean for Finance
                               and Administration and Treasurer of New
                               York University Law School; Boone, N.C.

Joseph A. McAleer,        49  Manager/Member of MACKK, LLC (Krispy Kreme       1993
 Jr.(2).................       Doughnut franchisee); prior to February
                               1998, Chairman and Chief Executive Officer
                               of Krispy Kreme Doughnut Corporation,
                               Winston-Salem, N.C.

E. Rhone Sasser(2)......  62  Retired; prior to July 1997, Chairman of         1997
                               the Board, Chief Executive Officer, and
                               Chairman of the Executive Committee of
                               United Carolina Bancshares Corporation,
                               Whiteville, N.C.

                CONTINUING DIRECTORS FOR TERMS EXPIRING IN 2001


John A. Allison, IV(2)..  50  Chairman and Chief Executive Officer of          1986
                               BB&T; prior to February 1995, Chairman and
                               Chief Executive Officer of BB&T Financial;
                               Winston-Salem, N.C.

W.R. Cuthbertson,         68  Retired; prior to June 1995, Senior Vice         1983
 Jr.(2).................       President of Branch Banking and Trust
                               Company; Charlotte, N.C.

                                                                          Director of
                                        Principal Occupation                BB&T or
                                           During the Past               BB&T Financial
          Name           Age            Five Years; Residence               Since(1)
          ----           ---            ---------------------            --------------
Ronald E. Deal(3)....... 55  Chairman of Wesley Hall (furniture               1986
                              manufacturer); Hickory, N.C.

Tom D. Efird(2)......... 59  President of Standard Distributors, Inc.         1982
                              (beverage wholesaler); Gastonia, N.C.

Richard Janeway,         66  Executive Vice President for Health Affairs      1989
 M.D.(3)................      Emeritus and University Professor of
                              Medicine and Management, Wake Forest
                              University School of Medicine; prior to
                              August 1997, Executive Vice President for
                              Health Affairs; Professor of Neurology and
                              Research Associate in Radiology, Bowman
                              Gray School of Medicine, Wake Forest
                              University; Winston-Salem, N.C.

James H. Maynard(4)..... 59  Chairman and Chief Executive Officer of          1985
                              Investors Management Corporation
                              (restaurants); Raleigh, N.C.

Albert O. McCauley(4)... 58  President and Chief Executive Officer of         1993
                              McCauley Moving and Storage of
                              Fayetteville, Inc.; Fayetteville, N.C.

--------
(1) On February 28, 1995, the merger of BB&T Financial Corporation ("BB&T Financial") into Southern National Corporation ("SNC") (the "BB&T Merger") was consummated and certain directors of BB&T Financial became directors of SNC, which is now named BB&T Corporation.
(2) Member of the Executive Committee.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee.

  Certain of the above directors and nominees are also directors of other publicly held companies. Paul B. Barringer has been a director of Sea Pines, Inc. since 1997. L. Vincent Hackley has been a director of Tyson's Foods, Inc. since 1994. J. Ernest Lathem, M.D., has been a director of Span-America Medical Systems, Inc. since 1996. James H. Maynard has been a director of Investors Management Corporation since 1972 and a director of Golden Corral Realty Corporation since 1984. Jack E. Shaw has been a director of Unitronix Corp. since 1990. Each of these companies has securities registered under the Securities Exchange Act of 1934 ("Exchange Act").

  The BB&T Board has established the Executive Committee, the Audit Committee and the Compensation Committee and has assigned certain responsibilities to each of these committees.

  The Executive Committee is generally authorized to have and to exercise all of the powers of the Board between board meetings. The Executive Committee also serves as the Nominating Committee for the Board (the "Nominating Committee") and recommends to the BB&T Board nominees for election as directors and considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The Nominating Committee considers written nominations of candidates for election to the Board submitted by shareholders to the Secretary of BB&T that are accompanied by biographical material, qualifications and consent of nominees and are otherwise in accordance with BB&T's bylaws. Nominations of such candidates must have been received not later than 60 days prior to one year after the date of the immediately preceding annual meeting of shareholders, along with such information as was disclosed in the proxy materials concerning all nominees for director and the shareholder's name, address and number of shares owned, in order to be considered for the slate of nominees for election as directors at the next annual meeting. See "Proposals for 2000 Annual Meeting", below.

  The Audit Committee recommends engaging and discharging the independent auditors; directs and supervises special investigations; reviews with the independent auditors the plan for and result of the auditing engagement; reviews the scope and result of BB&T's procedures for internal auditing and loan review; approves each professional service above certain limits provided by the independent auditors; considers the range of audit and non-audit fees; and reviews the adequacy of BB&T's system of internal accounting controls. The Audit Committee reappointed Arthur Andersen LLP as BB&T's independent auditors for 1999. See "Proposal 2 --Ratification of Arthur Andersen LLP as Independent Auditors for 1999", below.

  The Compensation Committee recommends to the Board remuneration arrangements for senior management and directors and adoption and administration of compensation plans in which officers and directors are eligible to participate. See "Compensation Committee Report on Executive Compensation", below.

  All Directors attended at least 75% of the Board meetings and assigned committee meetings during 1998. The Board held eight meetings during the year; the Executive Committee held three meetings; the Audit Committee held two meetings; and the Compensation Committee held two meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under the securities laws of the United States, BB&T's Directors and Executive Officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the Securities and Exchange Commission ("Commission"). Specific dates for such reporting have been established by the Commission and BB&T is required to report in this Proxy Statement any failure to file by the established dates during 1998. In 1998, all of these filing requirements were satisfied by BB&T's Directors and Executive Officers except Mr. Player, who failed to file one report on a timely basis relating to one transaction in BB&T Common Stock. In making this statement, BB&T has relied on the written representations of its incumbent Directors and Executive Officers and copies of the reports that have been filed with the Commission.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table presents information relating to total compensation paid during the last three calendar years to the Chief Executive Officer and the four next most highly compensated executive officers of BB&T (the "BB&T Named Executives"):

                        BB&T Summary Compensation Table

                                                                        Long Term
                                   Annual Compensation                Compensation
                          -------------------------------------- -----------------------
                                                                   Awards      Payouts
                                                                 ----------- -----------
                                                                 Securities               All Other
 ame and PrincipalN                                 Other Annual Underlying     LTIP     Compensation
     Position             Year Salary ($) Bonus ($) Compensation Options (#) Payouts ($)    ($)(1)
------------------        ---- ---------- --------- ------------ ----------- ----------- ------------
 John A. Allison IV...... 1998  639,000    587,867       --        184,516     453,780      68,902
  Chairman & Chief        1997  553,669    509,364       --         66,230         --       68,261
  Executive Officer       1996  486,674    584,009       --            --          --       40,716

Henry G. Williamson,
 Jr. ................... 1998  442,500    373,167       --         67,448     246,500      45,295
 Chief Operating         1997  407,500    312,410       --         44,058         --       46,650
 Officer                 1996  370,000    370,000       --            --          --       31,467

Kelly S. King........... 1998  312,500    239,578       --         41,934     168,500      31,170
 President               1997  270,000    206,995       --         30,364         --       29,970
                         1996  255,000    255,000       --            --          --       22,125

Robert E. Greene........ 1998  227,500    174,413       --         16,938     131,200      25,095
 Senior Executive        1997  216,375    165,884       --         25,006         --       26,952
 Vice President          1996  210,000    210,000       --            --          --       17,379

W. Kendall Chalk........ 1998  227,000    174,030       --         16,900     130,600      23,533
 Senior Executive        1997  215,500    165,213       --         24,768         --       25,410
 Vice President          1996  208,000    208,000       --            --          --       18,107

--------
(1) The compensation shown as "All Other Compensation" for 1998 consisted of the following: (i) BB&T's matching contribution under the BB&T Corporation 401(k) Savings Plan in the amount of $9,600 for each of the named officers; (ii) accruals to the BB&T Corporation Non-Qualified Defined Contribution Plan in the amount of $59,302 for Mr. Allison, $35,695 for Mr. Williamson, $21,570 for Mr. King, $14,003 for Mr. Greene, and $13,933 for Mr. Chalk; and (iii) the actuarial equivalent of benefits to employees from payment of annual premiums by BB&T under the split-dollar life insurance program in the amount of $1,492 for Mr. Greene.

  The following table provides information concerning options for BB&T Common Stock exercised by each of the BB&T Named Executives in 1998, and the value of options held by each at December 31, 1998.

 BB&T Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
                                      (1)

                                                 Number of Securities      Value of Unexercised
                           Shares               Underlying Unexercised    In-the-Money Options a
                         Acquired on   Value     Options at FY-End (#)         FY-End ($)(3)
                          Exercise   Realized  ------------------------- -------------------------
Name                         (#)      ($)(2)   Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- --------- ----------- ------------- ----------- -------------
John A. Allison IV......   41,754    1,254,180   379,746      228,892    11,451,998    2,611,372
Henry G. Williamson,
 Jr. ...................   42,246    1,186,659   239,758       96,968     7,085,891    1,222,199
Kelly S. King...........    1,600       43,664   161,742       62,278     4,735,138      799,933
Robert E. Greene........   25,384      685,759    51,640       33,694     1,397,609      494,950
W. Kendall Chalk........    2,680       73,137   134,202       33,496     3,941,143      491,376

--------
(1) No SARs have been granted to the BB&T Named Executives.
(2) Value represents the difference between the option price and the market value of the Common Stock on the date of exercise, rounded to the nearest dollar.
(3) Value represents the difference between the option price and the market value of the Common Stock on December 31, 1998, rounded to the nearest dollar.

  The following table provides information concerning options for BB&T Common Stock granted to the BB&T Named Executives in 1998.

                  BB&T Option Grants in Last Fiscal Year (1)

                                                                          Potential
                                                                     Realizable Value at
                                                                       Assumed Annual
                                                                    Rates of Stock Price
                                                                        Appreciation
                                     Individual Grants                 for Option Term
                         ------------------------------------------ ---------------------
                                     % of Total
                          Number of   Options
                         Securities  Granted to Exercise
                         Underlying  Employees  or Base
                           Options   in Fiscal   Price   Expiration
Name                     Granted (#)    Year     ($/Sh)     Date      5% ($)    10% ($)
----                     ----------- ---------- -------- ---------- ---------- ----------
John A. Allison IV......   184,516     10.98%   $31.000  2/23/2008   3,597,275  9,116,200
Henry G. Williamson,
 Jr. ...................    67,448      4.01     31.000  2/23/2008   1,314,948  3,332,337
Kelly S. King...........    41,934      2.50     31.000  2/23/2008     817,534  2,071,792
Robert E. Greene........    16,938      1.01     31.000  2/23/2008     330,219    836,839
W. Kendall Chalk........    16,900      1.01     31.000  2/23/2008     329,478    834,962

--------
(1) All options (i) are nonqualified stock options, (ii) have an exercise price equal to the market value on the date of grant, and (iii) are exercisable over three years in equal installments. No SARs have been granted to the BB&T Named Executives.

  The following table provides information concerning LTIP awards made during 1998 to the BB&T Named Executives:

             Long-Term Incentive Plans--Awards in Last Fiscal Year

                                        Performance  Estimated Future Payouts under
                           Number of     or Other     Non-Stock Price Based Plans
                         Shares, Units Period Until  --------------------------------
                           or Other    Maturation or Threshold   Target     Maximum
Name                      Rights (#)      Payout      ($ or #)  ($ or #)   ($ or #)
----                     ------------- ------------- ---------- ---------- ----------
John A. Allison, IV.....     7,451       1998-2000    $  67,527 $  270,106 $  540,211
Henry G. Williamson,
 Jr.....................     3,829       1998-2000       34,701    138,804    277,608
Kelly S. King...........     2,745       1998-2000       24,885     99,539    199,078
Robert E. Greene........     1,963       1998-2000       17,796     71,183    142,365
W. Kendall Chalk........     1,959       1998-2000       17,757     71,028    142,055

--------
(1) For a description of the 1998-2000 LTIP Performance Unit Plan, see "Compensation Committee Report on Executive Compensation--Compensation Plans--Three-Year Long-Term Incentive Plan", below. The performance criteria is return on equity with a threshold of 13%, a target of 16% and a maximum of 19%, and the target payment is 40% of average base salary for the Chief Executive Officer and 30% of average base salary for the other BB&T Named Executives. The award is payable in cash or shares of BB&T Common Stock at the option of the Compensation Committee.

Retirement Plans

  BB&T Retirement Plan. BB&T has a tax-qualified defined benefit retirement plan, the BB&T Corporation Pension Plan (the "Retirement Plan"), for eligible employees. All employees of BB&T and certain subsidiaries who have attained age 21 are eligible to participate under the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. A participant's normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.0% of the participant's average compensation, plus .5% of the participant's average compensation in excess of Social Security covered compensation times the number of years of service completed with BB&T and certain subsidiaries up to a maximum of 35 years. A participant's average compensation is his average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average. For the BB&T Named Executives, such annual compensation generally approximates amounts set forth under the "Salary," "Bonus" and "LTIP Payouts" columns of the Summary Compensation Table above.

  The table on Page 10 shows the estimated annual benefits payable under the Retirement Plan upon retirement at age 65 to persons in specified average compensation and years of service classifications. The amounts shown are based on a life annuity and are not subject to offsets based upon Social Security amounts or other amounts. As of December 31, 1998, for purposes of computing benefits under the Retirement Plan, age and years of service of the BB&T Named Executives are as follows:

   Name                                                     Age Years of Service
   ----                                                     --- ----------------
   John A. Allison, IV.....................................  50        28
   Henry G. Williamson, Jr.................................  51        27
   Kelly S. King...........................................  50        27
   Robert E. Greene........................................  49        26
   W. Kendall Chalk........................................  53        24

                               BB&T Corporation
                     Estimated Annual Retirement Benefits
                      Based on Years of Credited Service

Average Compensation for 5 Consecutive
Years of Highest Compensation           10 Years 15 Years 20 Years 25 Years 30 Years 35 Years
--------------------------------------  -------- -------- -------- -------- -------- ---------
$500,000................                 73,347  110,020  146,693  183,367  220,040    256,713
 600,000................                 88,347  132,520  176,693  220,867  265,040    309,213
 700,000................                103,347  155,020  206,693  258,367  310,040    361,713
 800,000................                118,347  177,520  236,693  295,867  355,040    414,213
 900,000................                133,347  200,020  266,693  333,367  400,040    466,713
1,000,000...............                148,347  222,520  296,693  370,867  445,040    519,213
1,100,000...............                163,347  245,020  326,693  408,367  490,040    571,713
1,200,000...............                178,347  267,520  356,693  445,867  535,040    624,213
1,300,000...............                193,347  290,020  386,693  483,367  580,040    676,713
1,400,000...............                208,347  312,520  416,693  520,867  625,040    729,213
1,500,000...............                223,347  335,020  446,693  558,367  670,040    781,713
1,600,000...............                238,347  357,520  476,693  595,867  715,040    834,213
1,700,000...............                253,347  380,020  506,693  633,367  760,040    886,713
1,800,000...............                268,347  402,520  536,693  670,867  805,040    939,213
1,900,000...............                283,347  425,020  566,693  708,367  850,040    991,713
2,000,000...............                298,347  447,520  596,693  745,867  895,040  1,044,213
2,100,000...............                313,347  470,020  626,693  783,367  940,040  1,096,713

--------
(1) The amounts shown exceed statutory benefit and compensation limitations under the Retirement Plan in some instances. To the extent an amount cannot be earned under the Retirement Plan, it will be earned under BB&T's Non-Qualified Defined Benefit Plan or BB&T's Target Pension Plan, both of which are discussed below.

  Supplemental Executive Retirement Plan. BB&T maintains the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan (the "SERP"), which became effective January 1, 1989. The SERP covers certain management employees of BB&T and participating subsidiaries as designated by its administrative committee. Under the SERP, participants who retire either at or after age 55 with 15 years of service under the Retirement Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (a) the difference between 55% of "final average monthly earnings," less the participant's projected monthly benefits under the Retirement Plan and 50% of the participant's projected monthly "Social Security benefit," as defined in the SERP; or (b) the difference between the monthly benefit the participant would have received under the Retirement Plan, but for certain limitations imposed by the Code and the participant's actual monthly benefit under the Retirement Plan. Benefits are payable in the form of a joint and 75% survivor annuity for married participants and a 10-year certain and life annuity for unmarried participants, and are reduced in the event payment commences prior to age 65. If the participant dies either while employed by BB&T or a participating subsidiary, or under a "disability," as defined in the SERP, and before attaining age 65, his surviving spouse, or if there is none, his designated beneficiary, receives a monthly benefit for 180 months equal to 20% of the participant's "final average earnings." If the participant dies while employed by BB&T or a participating subsidiary and after attaining age 65, his surviving spouse, if any, receives the SERP retirement benefits which would have been paid had the participant retired the day before he died. "Final average earnings" are the participant's average monthly earnings, including amounts deferred under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan, for the five highest years out of the participant's last ten years of employment by BB&T or a participating subsidiary, as the case may be.

  Upon a "change in control" of BB&T as defined in the SERP, participants' SERP benefits become fully accrued and cannot be reduced by amendment or termination. Such a change of control occurred in February 1995 upon the consummation of the BB&T Merger. Under the SERP, participants have no interest in any particular assets of BB&T or its subsidiaries and their right to benefits is no greater than that of a general unsecured creditor. Mr. Greene is the only BB&T Named Executive who participates in the SERP. His estimated annual benefit payable upon retirement at normal retirement age is $261,503.

  Other Employee Benefit Plans--BB&T maintains the BB&T Corporation Non-Qualified Defined Contribution Plan. This plan is an unfunded, excess benefit plan which provides deferred compensation to certain highly-compensated employees, including the BB&T Named Executives. The purpose of this plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. This plan is also intended to provide participants in BB&T's executive incentive compensation plans with an effective means of electing to defer on a pre-tax basis a portion of the payments they are entitled to receive under such plans.

  The BB&T Corporation 401(k) Savings Plan is also maintained to provide a means for substantially all employees of BB&T and its subsidiaries to defer a portion of their cash compensation on a pre-tax basis. The plan provides for BB&T to match the employee's contribution with up to six percent of the employee's compensation.

  BB&T also maintains the BB&T Corporation Non-Qualified Defined Benefit Plan. This plan is designed to provide special supplemental retirement benefits to supplement the benefits payable to participants under the tax-qualified Retirement Plan. This plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly-compensated employees, including the BB&T Named Executives (other than Mr. Greene). The primary purpose of this plan is to supplement the benefits payable to participants under the Retirement Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Code.

Employment Agreements

  In 1994, BB&T Financial and SNC entered into Employment Agreements with 27 of their executive and other senior officers, including the BB&T Named Executives and Sherry A. Kellett, Morris D. Marley and Scott E. Reed (collectively, "Executive Management"), who are currently serving as Executive Officers of BB&T. In 1995, the contracts for all of these officers, including Executive Management, were amended to more clearly reflect the intent of the parties at the time the contracts were negotiated and to provide benefits more comparable to industry standards. In 1998, the Employment Agreements for Executive Management were reviewed and amended in order to provide benefits more comparable to industry standards for this group of Executive Officers (see Compensation Committee Report on Executive Compensation on Page 15 of this Proxy Statement for a description of the 1998 changes). Set forth below is a description of the Employment Agreements for Executive Management, including the persons named in the Summary Compensation Table, which describes the contracts for these Executive Officers, as amended.

  The Employment Agreements provide for five-year terms that are extended automatically each month (absent contrary notice by either party to the Employment Agreement). As a result, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. The term of any Employment Agreement may not be extended beyond the month in which the Executive Officer reaches age 65, however. The Employment Agreements provide that the Executive Officers are guaranteed minimum annual salaries equal to their current annual base salaries, and continued participation in specified incentive compensation plans. During the term of the Employment Agreements, each Executive Officer will be entitled to receive, on the same basis as other Executive Officers, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that BB&T may from time to time extend to its Executive Officers.

  In the event the Executive Officer's employment is terminated by BB&T other than for "Just Cause" (as defined in the Employment Agreements), the Executive Officer will be entitled to receive cash compensation (including salary, bonuses and deferred compensation) on a monthly basis at the highest rate in effect over the past five years ("Termination Compensation"), as well as employee pension and welfare benefits, including health insurance, for the remainder of the term of the Employment Agreement, subject to compliance with the non-competition provisions of the Employment Agreement. In addition, if an Executive Officer is terminated by BB&T other than "Just Cause", BB&T will use its best efforts to accelerate vesting of any unvested benefits to which the Executive Officer may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s).

  The Executive Officers have the right to terminate their employment voluntarily at any time for "Good Reason", which is generally defined in the Employment Agreements to include a reduction in the Executive Officer's status, responsibilities and duties or salary. If the Executive Officer voluntarily terminates his employment for "Good Reason", he will be entitled to receive Termination Compensation for the full five-year term (or until age 65 if that is a shorter period), employee welfare benefits, including health insurance, outplacement services, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans.

  The Employment Agreements also provide that if the Executive Officer is terminated for any reason (other than "Just Cause") within 12 months after a "Change of Control" (as hereinafter defined) of BB&T or certain of its affiliates, the Executive Officer will be entitled to receive Termination Compensation and the other benefits described above. To the extent that payments under the Employment Agreements, subsequent to a "Change of Control", cause an Executive Officer to have excise taxes imposed pursuant to Section 280(g) of the Internal Revenue Code, BB&T will compensate the Executive Officer for such excise tax. A "Change of Control" is deemed to have occurred under the Employment Agreements if: (a) any person or group acquires 20% or more of the voting securities of BB&T or specified affiliates; (b) during any two-year period persons who were directors of BB&T at the beginning of the two-year period cease to constitute at least two-thirds of the BB&T Board; (c) the shareholders of BB&T approve any merger or consolidation of BB&T with another company that would result in less than 60% of the voting securities outstanding after the merger or consolidation being held by persons who were shareholders of BB&T immediately prior to the merger or consolidation; (d) the shareholders of BB&T approve a plan of complete liquidation or an agreement for the sale of substantially all of BB&T's assets; or (e) any other event occurs that the BB&T Board determines should constitute a Change of Control. In addition, the BB&T Board can determine, in its discretion, that a transaction constitutes a "Merger of Equals", even though one or more of the above definitions of a "Change of Control" is met, and upon such determination, the Executive Officers will not be entitled to terminate their Employment Agreement voluntarily and receive continued salary and benefits unless "Good Reason" exists, which is generally defined in the Employment Agreements to include a reduction in the Executive Officer's status, responsibilities and duties or salary.

  BB&T also has the right under the Employment Agreements to terminate the Executive Officer's employment at any time for "Just Cause." If BB&T terminates an Executive Officer's employment for "Just Cause", such Executive Officer will have no right to receive any compensation or other benefits under the Employment Agreement for any period after such termination.

  The Employment Agreements also provide that under certain circumstances upon leaving the employment of BB&T, the Executive Officer may not engage directly or indirectly in the banking, financial services or any other business in which BB&T is engaged in the states of North Carolina and South Carolina and in any counties contiguous to any counties located in such states, nor may the Executive Officer solicit or assist in the solicitation of any depositors or customers of BB&T or any of BB&T's affiliates or induce any employees to terminate their employment with BB&T or its affiliates. This non-competition provision generally will be effective if the Executive Officer is terminated by BB&T other than for just cause, until the earlier of the first anniversary of the Executive Officer's termination or the date as of which the Executive Officer elects to forego receiving the Termination Compensation. This non-competition provision is not effective if the Executive Officer voluntarily terminates employment after a "Change of Control".

  The Employment Agreement of Mr. Allison provides that he will be Chairman of the BB&T Board and Chief Executive Officer of BB&T for the term of such Employment Agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  During 1998, the Compensation Committee administered the various incentive plans of BB&T and fixed the compensation for the Chief Executive Officer.

  Compensation Philosophy--BB&T's compensation philosophy and guiding principles consist of the following:

    1. Compensation and reward system should be a management tool to achieve business results;

    2. Competitive total compensation opportunities should be provided based on external competitive performance;

    3. Total compensation should be aligned with relative internal performance; and

    4. A commitment should be made to an annual review of the guiding principles for BB&T's total compensation program.

  Under BB&T's compensation policy, compensation for Executive Management is structured to emphasize variable pay based on performance, with base salary below median and cash incentives above median to result in a total cash compensation at market median. To achieve this goal, compensation opportunities are compared to a peer group of publicly-traded bank holding companies with assets between approximately $20 billion and $38 billion, which is one of the peer groups ("New Peer Group") in the Performance Graph set forth below. In addition, stock options comprise the core for long-term performance incentives and a large portion of total compensation is "at risk".

  BB&T has established incentive compensation programs for Executive Management, which consist of an annual cash incentive, stock options, three-year performance-based incentives, and normal employee benefits. These programs emphasize variable compensation for Executive Management which is tied to the financial results of BB&T. The Compensation Committee approves, on an annual basis, target award opportunities for Executive Management and performance criteria to be utilized in the annual incentive plan and the long-term incentive plan.

  BB&T's compensation policy is based in large part on a study conducted by KPMG Peat Marwick ("Peat Marwick") in 1995 and updated in 1997. As part of the study, Peat Marwick has made recommendations to the Compensation Committee relating to overall compensation philosophy, appropriate base salaries, short-term and long-term compensation plans, appropriate goals and targets for such plans and employment contracts of BB&T's senior officers. Peat Marwick's initial recommendations were implemented by appropriate Compensation Committee, Board of Director or shareholder action, and the recommendations have continued to serve as a principal basis of BB&T's compensation program.

  BB&T's compensation philosophy and policies are intended to comply with
Section 162(m) of the Code and related regulations, which establish certain requirements in order for performance-based compensation in excess of $1 million that is paid to certain executive officers to be deductible by the Corporation. In establishing and administering BB&T's compensation programs, the Compensation Committee has intended to comply with the requirements of
Section 162(m), although the Committee intends to retain the flexibility to pay compensation that is not eligible for favorable treatment under such section if the Committee determines that it is in the best interest of the Corporation to do so.

Compensation Plans

  Annual Executive Incentive Plan--In 1995, BB&T established the BB&T Corporation Short-Term Incentive Plan ("Bonus Plan"), which covers Executive Management and other senior officers selected by the Compensation Committee. Because of the impact of Section 162(m) of the Code, the Bonus Plan was submitted to shareholders for approval at the 1996 Annual Shareholders Meeting and was approved. The Compensation Committee determined that it was appropriate to establish a plan for the year 1998, which would be a continuation of the plan established in 1996.

  The Bonus Plan provides cash awards to participants based on the achievement of performance goals established by the Compensation Committee. Awards are based on corporate performance, business unit/function performance, individual performance or any combination of such types of performance. Corporate performance is determined primarily on the attainment of earnings per share goals and return on asset goals. Business unit/function performance is determined primarily on the attainment of financial or non-financial goals, growth and market share. Individual performance is determined primarily on the attainment of such business criteria as process improvement, sales, loan growth, deposit growth and expense management. The Compensation Committee may, from time to time, select other performance measures. The size of the cash awards is determined by establishing target incentive awards expressed as a percentage of base salary, up to a maximum amount established by the Compensation Committee. For 1998, the Compensation Committee provided that the target incentive award would be established for the Chief Executive Officer at 60% of base salary, for the Chief Operating Officer at 55% of base salary, and for other members of Executive Management at 50% of base salary. Actual awards are subject to increase or decrease on the basis of the participant's achievement of the performance goals and can range from 25% to 200% of the participant's targeted incentive awards. For the Chief Executive Officer and Executive Management, the Compensation Committee established corporate performance goals based on earnings per share and return on assets, with specific goals established by budgeted earnings, industry standards and other similar factors. In 1998, BB&T achieved the performance levels specified by the Compensation Committee, as would entitle the Chief Executive Officer and Executive Management to receive an award of 153% of their respective target incentive awards under the terms of the plan. These amounts are shown in the "Bonus" column of the Summary Compensation Table for the BB&T Named Executives.

  Stock Incentive Plan--BB&T's primary stock incentive plan is the 1995 Omnibus Stock Incentive Plan, as amended and restated ("Stock Plan"), which is administered by the Compensation Committee. The stock plan is intended to benefit BB&T by assisting in recruiting and retaining employees with ability and initiative, providing greater incentive for employees of BB&T and associating the interest of employees with those of BB&T. The Compensation Committee selects individuals who will participate in the Stock Plan and, from time to time, may grant stock options, stock appreciation rights, restricted stock awards, performance units and performance shares to selected participants. Stock options granted under the Stock Plan may be incentive stock options or non-qualified stock options. A stock option entitles a participant to purchase shares of common stock of BB&T at the option price, which is fixed by the Compensation Committee at the time the option is granted, but cannot be less that 100% of the per share fair market value on the date of grant in the case of incentive stock options and not less than 85% of the per share fair market value on the date of grant in the case of non-qualified stock options.

  Peat Marwick recommended that option grants be based on competitive market factors and that the Black-Scholes methodology for computing the value of options be utilized. The Committee has followed this recommendation. The Compensation Committee considers the grant of stock options in February of each year, and in February 1998, made grants for 894,111 shares to 628 officers. The awards to the BB&T Named Executives are shown in the Summary Compensation Table. SARs, performance shares and restricted stock awards were not granted in 1998. The grant of performance units under the Stock Plan is discussed below.

  Three-Year Long-Term Incentive Plan--In 1996, BB&T established a long-term performance unit incentive plan ("LTIP"), which operates as a component of the Stock Plan. Performance units are performance-based awards payable, in the Compensation Committee's discretion, in shares of BB&T's Common Stock, cash or a combination of Common Stock and cash. At the date of grant, the Compensation Committee establishes for each performance unit (i) a performance target and
(ii) an applicable percentage (which cannot be less than zero, but which can exceed 100% of the value of the performance unit to be paid to the participant based upon the degree to which the performance target is met). A performance target is a profitability target which serves as the basis for valuing a performance unit. A performance target is based on certain performance criteria determined by the Compensation Committee and is earned based on the performance unit value during each of the valuation periods (generally, a calendar year, following the date of the award). The Compensation Committee establishes the number of valuation periods applicable to a performance unit, which number may not be less than three. The value of a performance unit equals the applicable percentage, as set by the Compensation Committee, times the fair market value of Common Stock on the date of grant, plus such other nominal value as may be set by the Compensation Committee. In 1996, the 1996-1998 performance unit LTIP was established by the Compensation Committee and provided that the performance criteria be return on equity for the three-year period, with a target goal of 15% and a superior goal of 18%. For this three-year period, the Corporation attained a return on equity of 19.3%, which entitled the participants to receive an award of 200% of their target payout. The amounts of such awards are shown in the LTIP payout column of the Summary Compensation Table for the BB&T Named Executives. In 1998, the Compensation Committee established the 1998-2000 performance unit LTIP and provided that the performance criteria be return on equity. The Compensation Committee approved a target payout for the Chief Executive Officer of 40% of average base salary, and for the remainder of Executive Management, 30% of average base salary. The Compensation Committee established a return on equity goal of 16% for the three-year period of the LTIP, with a maximum goal of 19%.

  Annual Base Salary--For 1998, the Compensation Committee reviewed the salary range system previously adopted by the Committee for all employees' base salaries. The Committee reviewed pay grades and salary ranges previously recommended by Peat Marwick and concluded that the grades and ranges were appropriate. Based on this review, together with a review of the Corporation's performance as compared to its new peer group (see "Performance Graph", below), the Committee established the base salary of the CEO as shown in the Summary Compensation Table.

  Employee Benefit Plans--For 1998, the Compensation Committee reviewed the various employee benefit plans maintained by the Corporation which constitute a portion of the total compensation package available to Executive Management and all eligible employees of BB&T. These plans consist of a 401(k) Savings Plan (which permits employees to contribute up to six percent of their compensation with the Corporation matching their contribution); a retirement plan covering substantially all employees of the Corporation, including Executive Management; and a health care plan which provides medical and dental coverage for all employees. The Compensation Committee concluded that these plans, which were established based upon recommendations of Peat Marwick, are consistent with plans provided by peer bank holding companies and industry standards and that no modification of such plans was necessary in 1998.

  Chief Executive Officer's 1998 Compensation--The Chief Executive Officer's compensation is determined pursuant to the same basic factors as described above for other members of Executive Management. In establishing the base salary, annual incentive, long-term incentive and stock awards of the Chief Executive Officer for 1998, the Committee considered BB&T's overall performance, record of increase in shareholder value, success in meeting strategic objectives and the general accomplishments of the incumbent Chief Executive Officer. These factors were considered in relation to BB&T's financial results for 1998 and in comparison with the performance of peer organizations. The Chief Executive Officer's base salary was based upon the pay grades and salary ranges previously recommended by Peat Marwick. Based on this review and the position in his salary range, the Chief Executive Officer's base salary for 1998 was established at the amount shown in the Summary Compensation Table. The Chief Executive Officer's 1998 annual incentive compensation, long-term incentive compensation and stock awards were based on the same considerations, as discussed above, as for other members of Executive Management.

Employment Agreements

  During 1998, the Compensation Committee reviewed the employment agreements for Executive Management. These agreements were originally entered into in 1994 and amended in 1995. After consulting with Peat Marwick and other professionals, certain amendments were recommended based on changes in the marketplace relative to employment contracts. The Committee approved changing the contracts of Executive Management to (i) provide for payment of compensation for the full term of contract (five years or until age 65, whichever is lesser) upon a change of control in lieu of present maximum of
2.99 times annual compensation, (ii) allow the Executive to terminate employment after a change of control without meeting any other conditions,

(iii) eliminate the employee's right to voluntarily terminate employment prior to 2001 and receive 60% of compensation, (iv) provide for continuing accrual of compensation and service under BB&T's Target Pension Plan or BB&T's Non-Qualified Defined Benefit Plan, as applicable, following termination under certain circumstances for any payments received pursuant to the employment agreement, (v) provide for additional payments to compensate employee for any taxes imposed on employee pursuant to Section 280(g) of the Internal Revenue Code, (vi) eliminate provisions restricting employee's right to compete with the Corporation or its subsidiaries after a change of control, and (vii) revise the definition of change of control to eliminate any transaction which the Board of Directors determines is a "merger of equals". The Committee believes that the foregoing amendments are in the best interests of the Corporation to ensure the continued loyalty and productivity of Executive Management.

Conclusion

  The Compensation Committee believes that all components of its total compensation program, both for Executive Management and all employees, are consistent with market standards and with comparable programs of peer bank holding companies. The executive compensation programs are based on financial performance of the Corporation compared to both market medians and peer group averages and appropriately link executive performance to the annual financial and operational results of the Corporation and the long-term financial interests of the shareholders. The Committee believes that the foregoing compensation philosophy has served and will continue to serve as a basis for administering the total compensation program of the Corporation, both for Executive Management and all employees, for the foreseeable future. The Directors who constitute the Compensation Committee are:

         James H. Maynard, Chairman  C. Edward Pleasants, Jr.
         A.J. Dooley, Sr.            Jack E. Shaw
         Dr. L. Vincent Hackley      Harold B. Wells
         Albert O. McCauley

Compensation Committee Interlocks and Insider Participation

  During 1998, Jack E. Shaw, a Director of BB&T and member of the Compensation Committee in 1998, purchased a building and lot formerly utilized as a BB&T Bank Subsidiary branch located on Wade Hampton Boulevard, Greenville, South Carolina, from a BB&T Bank Subsidiary for a price of $230,000. Management believes that the sales price and other terms were as favorable to BB&T as could have been obtained from a non-affiliated party.

  Harold B. Wells, a Director of BB&T and member of the Compensation Committee in 1998, is the owner of Wells Chevrolet, Buick, Pontiac, Oldsmobile, GMC, Inc. During 1998, BB&T-N.C. purchased in the ordinary course of business $2,716,860 in retail consumer credit contracts from that corporation. In addition, BB&T-NC purchased in the ordinary course of business $772,393 in such contracts from Toby Wells Pontiac-Buick-GMC, LLC, another affiliate of Mr. Wells. Management believes that the terms of these transactions were as favorable to BB&T as could have been obtained from a non-affiliated entity.

  Messrs. Shaw and Wells abstain from voting on matters relating to stock options and other stock-based incentive plans.

Compensation of Directors

 General

  Non-employee Directors of BB&T received an annual retainer of $22,500 for their services as a Director in 1998. In addition, such Directors received $1,500 for each regular BB&T Board meeting and each committee meeting attended, and $1,000 for each meeting held by conference telephone in which the Director participated. Directors who are employees of BB&T do not receive fees for serving as a Director.

 Non-Employee Directors' Deferred Compensation and Stock Option Plan

  Effective January 1, 1997, the BB&T Board approved the adoption of the Non-Employee Directors Deferred Compensation and Stock Option Plan ("Directors Plan"). The Directors Plan combined into a single plan two previously established plans, the Stock Option Plan and the Directors Deferred Compensation Plan. A total of 900,000 shares of Common Stock are authorized for issuance under the Directors Plan.

  The Directors Deferred Compensation component of the Directors Plan permits non-employee directors to elect to defer 0%, 50% or 100% of retainer fees, meeting fees or both into a deferred compensation account. Deferrals are credited with interest based on either a fixed rate or an index fund, as elected by the participant. Deferrals are fully vested at all times and are payable in cash upon the termination of the participant's service (except for hardship withdrawals in limited circumstances). During 1998, one non-employee director of BB&T participated in the Directors Deferred Compensation component of the Directors Plan.

  The Stock Option component of the Directors Plan permits non-employee directors to elect to defer, prior to the start of the year in which fees are earned, 0%, 50% or 100% of the directors' retainer fees, meeting fees, or both for the calendar year and apply that percentage toward the grant of options to purchase shares of BB&T Common Stock. Options are granted on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options are granted on December 31 of each year for deferred meeting fees earned in the second half of the year. The option price for options granted is equal to 75% of the average market value of BB&T Common Stock on the date of grant. "Average Market Value" is defined as the average of the closing price of BB&T Common Stock as reported by the NYSE for the period of 30 consecutive trading days prior to the date of grant. Options granted under the Directors Plan may be exercised during the period beginning on a date six months after the date of grant and ending on the date ten years from the date of grant. In addition, all outstanding options become fully exercisable in the event of a change of control of BB&T.

  During 1998, the 18 non-employee directors of BB&T who participated in the Stock Option portion of the Directors Plan were granted options to purchase a total of 62,196 shares of BB&T Common Stock at an exercise price of $24.78 per share on July 1, 1998, and were granted options to purchase a total of 10,723 shares of BB&T Common Stock at an exercise price of $28.87 per share on December 31, 1998. The value of all such options at December 31, 1998 was $40.32 per share.

 Consulting Agreement

  Messrs. Deal and Qubein and Dr. Janeway have executed Consulting Agreements with BB&T to provide consulting services for a period of ten years following their retirement. They will receive a sum equal to the annual retainer paid to BB&T's Directors in effect at the time they begin such service. The consultants have agreed not to serve as directors of, or advisers to, businesses which compete with BB&T and its subsidiaries during the time they serve as consultants to BB&T.

Transactions with Executive Officers and Directors

 General

  A number of BB&T's Directors and Executive Officers and their associates are customers of BB&T's Bank Subsidiaries. Any extensions of credit made to them are in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are classified as non-accrual, past due, restructured or potential problem. All outstanding loans to such Executive Officers and Directors and their associates are current as to principal and interest. As of December 31, 1998, loans in excess of $60,000 to Directors, Executive Officers and their interests totaled approximately $69.6 million, or approximately 2.5% of BB&T's consolidated shareholders' equity at such date.

 Agreement with Mr. Sasser

  In connection with the merger of UCB into BB&T, a Settlement and Non-Competition Agreement between E. Rhone Sasser and BB&T (the "Sasser Settlement Agreement") was entered into effective July 1, 1997. The Sasser Settlement Agreement settled BB&T's obligations to Mr. Sasser under his then existing Employment Agreement with UCB and provides that Mr. Sasser will be prohibited from engaging, directly or indirectly, in the banking or financial services business anywhere in the states of North Carolina, South Carolina or Virginia, or in any county contiguous to these states, and soliciting any depositors or customers of BB&T or its subsidiaries or inducing any employees of BB&T or its subsidiaries to terminate their employment with BB&T for a period of ten years. The Sasser Settlement Agreement further provides that BB&T will pay annually to Mr. Sasser the sum of $769,392 (to be adjusted annually in accordance with the Consumer Price Index) until Mr. Sasser attains the age of 65, at which time Mr. Sasser will receive annually an amount equal to 70% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $623,000), reduced by amounts payable to Mr. Sasser under the UCB Pension Plan and UCB Benefit Equivalency Plan. The payments provided for under the Sasser Settlement Agreement will be made to Mr. Sasser for his life and, after his death, to his current wife for her life, if she survives him, in the annual amount equal to 35% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $312,000), reduced by amounts payable to Mr. Sasser's wife under the UCB Pension Plan and the UCB Benefit Equivalency Plan. If Mr. Sasser dies prior to age 65, the payments that would otherwise have been made to him will continue until the date he would have reached age 65, at which time the payments to his current wife would begin (if she survives to that date). In addition, Mr. Sasser is entitled to certain miscellaneous benefits, including the continuation of certain life, health and welfare benefits. If any of the amounts payable under the Sasser Settlement Agreement are subject to, or cause any other payments to be subject to, excess tax under
Section 4999 of the Code as excess parachute payments under Section 280G of the Code, BB&T will indemnify Mr. Sasser on an after-tax basis for any excess tax, plus any penalties or interest, plus any excess taxes and income taxes on the indemnity amounts. The Sasser Settlement Agreement also provides that BB&T will use its best efforts, subject to the fiduciary duties of the Board of Directors, to re-elect Mr. Sasser to the BB&T Board of Directors until his 70th birthday.

 Transactions with Affiliates

  During 1998, BB&T paid Player, Inc., an affiliate of Richard L. Player, Jr., a Director of BB&T, the sum of $377,869 for renovation costs of five office locations of BB&T Bank Subsidiaries and paid Tri-Player Investments LLC (also an affiliate of Mr. Player) the sum of $53,443 as rent and related occupancy expenses for the Westwood Branch and main office buildings of BB&T-NC in Fayetteville, N.C. Management believes that the terms of the agreements with Mr. Player's affiliates were as favorable to BB&T as could have been obtained from other non-affiliated parties.

  Nido R. Qubein, a Director of BB&T, is owner of Creative Services, Inc., an international management consulting firm. BB&T-NC has entered into a consulting services contract with Creative Services, Inc. under which Creative Services, Inc. is advising management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $393,935 under this contract in 1998. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties.

  Alfred E. Cleveland, a Director of BB&T, is a member of the law firm of McCoy, Weaver, Wiggins, Cleveland and Raper. The firm was retained to provide legal services to BB&T and its subsidiaries during 1998.

  See "--Compensation Committee Interlocks and Insider Participation."

Performance Graph

  Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of BB&T Common Stock, the S&P 500 Index, and two Industry Peer Group Indices. The graph assumes $100 invested on December 31, 1993 in BB&T Common Stock and in each of the indices. In 1998 the bank holding companies in the Industry Peer Group Index ("New Peer Group") were AmSouth Bancorporation, Comerica Corporation, Crestar Financial Corporation, Fifth-Third BanCorp, Firstar Corporation, Huntington Bancshares, Inc., Marshall & Ilsley Financial Corporation, Mercantile Bancorporation, Regions Financial Corporation, SouthTrust Corporation, Summit Bancorp and Union Planters Bancorporation. The 1997 Industry Peer Group Index ("Old Peer Group") consisted of the following bank holding companies: AmSouth Bancorporation, Crestar Financial Corporation, Fifth-Third BanCorp, Firstar Corporation, First of America Bank Corporation, Huntington Bancshares, Inc., Merchantile Bancorporation, Regions Financial Corporation, SouthTrust Corporation, Summit Bancorp and U.S. Bancorp. The graph depicts both peer groups. The New Peer Group, which consists of bank holding companies with assets between approximately $20 billion and $38 billion, more closely approximates BB&T's size than does the Old Peer Group. The Compensation Committee utilized the New Peer Group for comparison to BB&T to determine appropriate levels of compensation for the BB&T Named Executives in 1998.

   Comparison of Five Year Cumulative Total Return* Among BB&T Corporation, the S&P 500 Index, a New Peer Group and an Old Peer Group

                             [CHART APPEARS HERE]

              PROPOSAL 2--RATIFICATION OF ARTHUR ANDERSEN LLP AS
                         INDEPENDENT AUDITORS FOR 1999

  The Audit Committee has reappointed the firm of Arthur Andersen LLP as independent auditors to examine the books of BB&T and subsidiaries for the year 1999, and to report on the consolidated balance sheets, statements of income and other related statements of BB&T and subsidiaries. Arthur Andersen LLP has served as independent auditors for BB&T continuously since 1966. Representatives of Arthur Andersen LLP are expected to be present at the BB&T Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions posed by the shareholders. Ratification of the reappointment of Arthur Andersen LLP as BB&T's independent auditors requires the affirmative vote of a majority of the shares of BB&T Common Stock voting on such matter.

  THE BB&T BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO RATIFY ARTHUR ANDERSEN LLP AS BB&T'S INDEPENDENT AUDITORS FOR 1998.

                                 OTHER MATTERS

Proposals for 2000 Annual Meeting

  Under regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 2000 annual meeting of shareholders must present such proposal to BB&T at its principal office in Winston-Salem, North Carolina by November 19, 1999 for the proposal to be considered for inclusion in BB&T's proxy statement.

  In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder even if the proposal is not to be included in BB&T's proxy statement, the BB&T bylaws provide that the shareholder must give timely notice in writing to the Secretary of BB&T at least 60 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name of, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and
(iii) any material interest of the shareholder in such business.

Other Business

  The BB&T Board knows of no other matter to come before the BB&T Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ John A. Allison

                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

Dated: March 19, 1999

--------------------------------------------------------------------------------

                           u FOLD AND DETACH HERE u
PROXY                                                                     PROXY

                               BB&T CORPORATION
                         ANNUAL MEETING APRIL 27, 1999

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OFBB&T CORPORATION

  The undersigned shareholder of BB&T Corporation, a North Carolina corporation ("BB&T"), appoints John A. Allison IV and Jerone C. Herring, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T which the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the Mayflower Hotel, 1127 Connecticut Avenue, NW, Washington, DC on April 27, 1999, at 11:00 a.m., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

                          (Continued on reverse side)
-------------------------------------------------------------------------------

Please mark
your vote as
indicated in   /X/
this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING PROPOSALS

1. Proposal to elect seven nominees as directors of BB&T for three-year terms expiring in 2002.
                                                     FOR ALL NOMINEES
                                                     LISTED (EXCEPT AS              WITHHOLD
                                                       MARKED TO THE           AUTHORITY TO VOTE
                                                      CONTRARY BELOW)          FOR ALL NOMINEES
  Paul B. Barringer          Nido R. Qubein
  J. Ernest Lathem, M.D.     Jack E. Shaw                [     ]                   [     ]
  Richard L. Player, Jr.     Harold B. Wells
  C. Edward Pleasants, Jr.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
THAT NOMINEE'S NAME IN THE FOLLOWING SPACE.)

-------------------------------------------------------------------------------
                                                                                            FOR       AGAINST      ABSTAIN
2. Proposal to ratify the reappointment of Arthur Andersen LLP as BB&T's                   [   ]       [   ]        [   ]
   auditors for 1999.

3. To authorize the attorneys-in-fact to vote in accordance with the
   recommendations of management on any other matters that may be submitted to a           [   ]       [   ]        [   ]
   vote of shareholders at the BB&T meeting.





THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS-IN-FACT,
OR EITHER OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE
HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE BB&T MEETING AND THE
PROXY STATEMENT ACCOMPANYING IT.
Dated this      day of         , 1999.
________________________________________________________________________ (SEAL)
________________________________________________________________________ (SEAL)
PLEASE INSERT DATE OF SIGNING. SIGN EXACTLY AS NAME APPEARS AT LEFT. WHERE
STOCK IS ISSUED IN TWO OR MORE NAMES, ALL SHOULD SIGN. IF SIGNING AS ATTORNEY,
ADMINISTRATOR, EXECUTOR, TRUSTEE OR GUARDIAN, GIVE FULL TITLE AS SUCH. A COR-
PORATION SHOULD SIGN BY AN AUTHORIZED OFFICER AND AFFIX SEAL.


     (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)

------------------------------------------------------------------------------------------------------------------------------------
                           u FOLD AND DETACH HERE u